Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Adial Pharmaceuticals, Inc. on Form S-8 (File No. 333-226884, 333-233760, 333-248759, 333-260304 and 333-267972), Form S-3 (File No. 333-237793, 333-255352, 333-256621, 333-258048, 333-261509 and 333-263037), and Form S-1 (File No. 333-251122 and 333-239678) of our report dated March 30, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements as of and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Adial Pharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

March 30, 2023